Exhibit 10.1

Letter of Intent

July 24, 2025

Dr. Ishwar K. Puri and Beth R. Levinson

920 Oliver Street

South Pasadena, CA 91030

Dear Mr. Puri and Ms. Levinson,

Following our recent discussions, NeOnc Technologies Holdings, Inc. (“NeOnc”) and Dr. Ishwar K. Puri and Beth R. Levinson (together, the “Holders”) hereby agree to this binding Letter of Intent (“LOI”) setting forth the principal terms and conditions upon which NeOnc will acquire all of the equity interest of a to-be- formed Delaware limited liability company that will be formed shortly hereafter (the “Company”) from the Holders in a share exchange transaction (the “Proposed Transaction”).

We believe there exists a strong strategic fit between our respective companies. Consequently, we are enthusiastic about consummating this transaction as efficient and expeditiously as possible.

1.	Transaction Terms – the term sheet attached as Exhibit A together with this LOI reflect the terms upon which we agree to pursue and complete the Proposed Transaction.

2.	Documentation – the Proposed Transaction is also subject to execution of definitive documentation including a Share Exchange Agreement and other documentation that will be prepared by our legal counsel, subject to review and comment by your legal counsel.

3.	Ordinary Course of Conduct – until the execution of the definitive documentation the Holders will cause the Company to: (i) conduct its business only in the normal and ordinary course; and (ii) use reasonable efforts to preserve the business organization and existing business relationships intact.

4.	Exclusivity – from the date this LOI is executed throughout the next 30 days, the Holders shall not and shall cause the Company and its officers, directors, employees, and other agents not to, directly or indirectly: (i) take any action to solicit or initiate any “Acquisition Proposal” (as hereinafter defined), or (ii) continue to engage in discussions or negotiations with any potential acquiror or investor, or (iii) disclose any non-public information, other than in the ordinary course of business, relating to the Company, to any other person or entity except NeOnc and its representatives. You agree that any discussions with other potential acquirors will be formally terminated upon execution of this LOI.

The term “Acquisition Proposal” as used herein means any offer, proposal or indication of interest, whether written or oral, in (x) the acquisition of any assets of the Company, (y) a merger, consolidation or other business combination, or (z) the acquisition of any of the equity security of the Company.

To the extent anyone at the Company, directly or indirectly, receives any Acquisition Proposal, the Holders will promptly notify NeOnc, including the identity of the person making such Acquisition Proposal and all economic terms of such Acquisition Proposal.

If, at the end of the 30-day No Shop period, the parties are working constructively to consummate the Proposed Transaction, then the 30-day No Shop period will extend automatically for an additional 30 days.

5.	Term and Expenses – this LOI will expire by 5:00 p.m. PST on July [●], 2025 if not executed and accepted.

In the event this LOI terminates for any reason, each party hereto shall bear its own costs and expenses in connection with the Proposed Transaction.

Notwithstanding the foregoing, if the Holders breach the provisions of the paragraph titled “No Shop” or decline to consummate the Proposed Transaction on substantially similar terms to the terms outlined in this LOI, the Holders will reimburse NeOnc for all of its reasonable out-of-pocket expenses (including fees to its advisors) actually incurred from the date of this LOI through the date that the Holders’ breach of the exclusivity provisions described above become known to NeOnc or the date on which the Holders notify NeOnc of their intent to not consummate the Proposed Transaction.

6.	Confidentiality – except as required by law, without the prior written consent of the other parties hereto, no party (whether directly or indirectly through one or more of its officers, directors, employees, or agents) will make any public comment, statement or communication with respect to, or otherwise disclose or permit disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the transaction proposed by this LOI.

7.	No Tax Advice – the Holders acknowledge and agree that each have been advised to consult with their own advisors and representatives, have reviewed this LOI and the transactions contemplated hereby with their respective tax advisors and/or attorneys, and are relying solely on such advisors and not on any statements or representations by NeOnc, other than as may be expressly set forth in the Share Exchange Agreement.

8.	Binding Effect; Governing Law; Counterparts – this LOI is intended to be a binding contract. This LOI shall be governed by the laws of the State of Delaware and may be executed in one or more counterparts (including by means of facsimile, portable document format (PDF) or other electronic format), each of which shall be deemed to be original, but all of which together shall constitute one and the same agreement.

Again, we are excited about commencing due diligence, legal documentation, and working hard to close this deal. If you have any questions about this LOI, please feel free to contact Amir Heshmatpour directly at 310-721-4391. We look forward to working with you towards completing this important transaction.

Sincerely,

/s/ Amir Heshmatpour
Amir Heshmatpour
President, NeOnc Technologies Holdings, Inc.

Agreed and accepted,

/s/ Dr. Ishwar K. Puri
Dr. Ishwar K. Puri

/s/ Beth R. Levinson
Beth R. Levinson

Exhibit A

Proposed Transaction Terms

Proposed Transaction	NeOnc Technologies Holdings, Inc. (“NeOnc”)proposes to exchange shares of NeOnc common stock for all of the outstanding shares or membership interests of the Company (the “Exchange”) pursuant to the terms and conditions set forth in herein.

Prior and as a condition to the Exchange, the Holders will form the Company as a Delaware limited liability company which will be owned by the Holders and the Holders will contribute certain intellectual property and other assets to the Company in exchange for the equity interest in the Company (the “Contributed Assets”). Additionally, the Company will enter into a Patent Transfer Agreement with McMaster University to acquire US Patent No. 11,788,057 B2 (the “Patent”), as further described in the report attached hereto as Appendix A. The consideration for such acquisition will be $500,000 in cash. NeOnc will issue the Company a promissory note in the amount of $500,000 (the “Note”) to fund the purchase of the Patent. Upon closing of the Proposed Transaction, NeOnc shall forgive the Note.

NeOnc	NeOnc Technologies Holdings, Inc.

Company	A to-be-formed Delaware limited liability company and it subsidiaries (the “Company”) which will be wholly-owned by Dr. Ishwar K. Puri and Beth R. Levinson in joint tenancy (the “Holders”)

Purchase Price	The Purchase Price will be: an amount of shares of NeOnc common stock equal to

(a) 120,000 shares of NeOnc common stock with an attributed value of $25 per share, less (b) an amount of shares equal to (x) the aggregate transaction fees incurred by NeOnc in connection with all of the transactions referenced in this LOI divided by (y) $25.00, rounded up to the nearest whole share.

Documentation	The Proposed Transaction will be subject to documentation customary in transactions of this type including a Share Exchange Agreement.

The Share Exchange Agreement will be prepared by NeOnc’s legal counsel, subject to review and comment by the Company’s legal counsel. It would include customary representations and warranties (including that the Patent and Contributed Assets are owned free and clear of all liens and other restrictions), covenants, and indemnities typically found in agreements relating to transactions of this type, size, and complexity.

A-1

Conditions	The Proposed Transaction and the terms contained in this Term Sheet are subject to:

a.	Formation of the Company and concurrent execution of a Contribution Agreement between the Company and the Holders whereby the Contributed Assets are transferred to the Company.

b.	Completion of due diligence investigations (including business, tax, accounting, and legal reviews) by NeOnc, with results satisfactory to NeOnc in its sole discretion.

c.	Execution of the Patent Transfer Agreement between the Company and McMaster University, and closing of the transactions contemplated thereby.

d.	Execution of definitive documentation including the Share Exchange Agreement.

The Proposed Transaction will be funded in its entirety by NeOnc and is therefore not subject to financing contingencies.

Board Seat	In connection with the closing of the Proposed Transaction, Dr. Ishwar K. Puri will be appointed to NeOnc’s Board of Directors.

A-2

Appendix A

[See attached]

Appendix A-1